NOTE

$200,000,000.00	August 19, 2013

For value received, the undersigned American Eagle Energy Corporation, a Nevada corporation (“Borrower”), hereby promises to pay Morgan Stanley Capital Group Inc. (“Payee”) the principal amount of Two Hundred Million Dollars ($200,000,000.00) or, if less, the aggregate outstanding principal amount of the Loans (as defined in the Credit Agreement referred to below) made by the Payee to Borrower, together with interest on the unpaid principal amount of the Loans from the date of such Loans until such principal amount is paid in full, at such interest rates, together with such fees, and at such times, as are specified in the Credit Agreement.

This Note is one of the Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of August __, 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the lenders party thereto (the “Lenders”), and Morgan Stanley Capital Group Inc., as administrative agent for the Lenders (“Administrative Agent”). Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Loans by the Payee to Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of Borrower resulting from each such Loan being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain Events of Default stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Administrative Agent at the location or address specified in writing by Administrative Agent to Borrower in same day funds. The Payee shall record payments of principal made under this Note, but no failure of the Payee to make such recordings shall affect Borrower’s repayment obligations under this Note.

This Note is secured by the Security Instruments and guaranteed pursuant to the terms of the Guaranties.

Except as specifically provided in the Credit Agreement, Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights. In the event of any explicit or implicit conflict between any provision of this Note and any provision of the Credit Agreement, the terms of the Credit Agreement shall be controlling.

ThiS Note shall be governed by, and construed and enforced in accordance with, the laws of the state of new york.

This Note and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

There are no unwritten oral agreements among the parties.

BORROWER:

AMERICAN EAGLE ENERGY CORPORATION

By:
Name:
Title:

Signature Page to Note